EXHIBIT 11.1

                         HYPERMEDIA COMMUNICATIONS, INC.

                      COMPUTATION OF NET LOSS PER SHARE(1)



                                                                                Year Ended December 31,
                                                                      --------------------------------------------
                                                                          1996            1995            1994
                                                                      -----------    ------------    -------------
Net loss.........................................................     $  (291,000)   $   (462,000)   $ (1,616,000)
                                                                      ===========    ============    ============

Weighted average shares outstanding:
          Common Stock...........................................       3,019,004       3,011,433       3,010,730
          Preferred Stock........................................               -               -               -
          Common stock equivalents from options and warrants.....               -         142,353               -
                                                                      -----------     -----------    ------------

Weighted average common shares and equivalents...................       3,019,004       3,153,786       3,010,730
                                                                      ===========     ===========    ============

Net loss per share...............................................     $     (0.10)    $     (0.15)   $      (0.54)
                                                                      ===========     ===========    ============





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(1)  This schedule should be read with Note 2 - NET LOSS PER COMMON SHARE in the Notes to Financial
     Statements.